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                                                                  Exhibit (a)(1)

                              ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        MAIRS AND POWER GROWTH FUND, INC.


     Mairs and Power Growth Fund, Inc., a corporation organized and existing under the laws of the State of Minnesota (herein referred to as the "corporation"), in accordance with the provisions of Minnesota Statutes,
Section 302A.139, hereby certifies as follows:

     1.   The name of the corporation is Mairs and Power Growth Fund, Inc.

     2. Article VI of the Amended and Restated Articles of Incorporation of the corporation is hereby amended to read in its entirety as follows:

                                   ARTICLE VI

          The total authorized number of shares in this corporation shall be twenty-five million (25,000,000) shares which shall have a par value of one cent ($.01) per share.

     3. The amendment of the Amended and Restated Articles of Incorporation of the corporation has been duly adopted by the Board of Directors and the shareholders pursuant to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A.

     IN WITNESS WHEREOF, these Articles of Amendment of Mairs and Power Growth Fund, Inc. are hereby executed on behalf of the corporation this 9th day of June, 1998.

                                               MAIRS AND POWER GROWTH FUND, INC.



                                               By /s/ George A. Mairs, III
                                                  ------------------------------
                                               Its President
                                                  ------------------------------